EXHIBIT 23.39

CONSENT OF TRAVIS O’FARRELL, P.ENG.

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form S-8 of Equinox Gold Corp.

/s/ Travis O’Farrell
By: Travis O’Farrell, P.Eng.

Dated: June 18, 2025